Exhibit 99.1
Element Solutions Inc Increases Second Quarter and Full Year Guidance

MIAMI, Fla., June 11, 2024 – Element Solutions Inc (“ESI” or the “Company”) announced today that it is raising its guidance range for the second quarter and full year 2024. ESI now expects adjusted EBITDA to be approximately $135 million in the second quarter and between $530 million and $545 million for the full year.

President and CEO Benjamin Gliklich said "The strength in our electronics business and improvement in our overall profitability have continued and, in certain areas, accelerated in the second quarter. Our wafer level packaging and circuitry businesses, in particular, have ramped to support strong customer growth these past two months. While electronic markets are recovering in certain pockets, overall unit and chemistry volumes remain below long-term trend levels. Nonetheless, and despite what is a generally weaker industrial environment, we expect in 2024 to generate record adjusted EBITDA since the founding of Element Solutions in 2019. This bodes well for our earnings trajectory next year and beyond. Our conviction in ESI’s longer-term outlook continues to strengthen."
Updated 2024 Guidance
The Company has increased its full year 2024 adjusted EBITDA expectation from a range of $515 million to $530 million to an updated range of $530 million to $545 million. In addition, the Company now expects 2024 adjusted EPS to be in the range of $1.40 to $1.46.
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy. More information about the Company is available at www.elementsolutionsinc.com.
Non-GAAP Financial Measures
Adjusted EBITDA: Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure. Management believes adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of ESI's business and facilitates comparisons of its profitability to prior and future periods.
Adjusted Earnings Per Share (EPS): Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories, as applicable, recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 20%; which effective tax rate reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings and is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).
Reconciliations of these forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.

Forward-Looking Statements

This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential" "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions and include, but are not limited to, statements, beliefs, projections and expectations regarding full year 2024 guidance for adjusted EBITDA and adjusted EPS and second quarter 2024 guidance for adjusted EBITDA; effective tax rate; recovery of electronic markets in certain pockets; record adjusted EBITDA for 2024 since the founding of Element Solutions in 2019; the Company’s earnings trajectory next year and beyond and its longer-term outlook. These projections and statements are based on management's estimates, assumptions or expectations with respect to financial performance and future events, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available to management as of the current date, and management does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested are included in the Form 8-K periodic reports, 10-Q quarterly reports, 10-K annual report and other reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Varun Gokarn
Senior Director, Strategy and Finance
Element Solutions Inc
1-203-952-0369
IR@elementsolutionsinc.com

Media Contact:
Scott Bisang / Ed Hammond / Tali Epstein
Collected Strategies
1-212-379-2072
esi@collectedstrategies.com